Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 11 AM PST
Wednesday, June 20, 2007
www.cognigen.com

Cognigen Networks Signs Letter of Intent for Private Placement Sale of its Common Stock

Mountlake Terrace, Washington, June 20 /PRNewswire-First Call/ -- Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer and certificated reseller of communications services announced today that it signed a Letter of Intent (“LOI”) on June 15, 2007, regarding a private placement sale of its unregistered common stock to BayHill Capital, LLC, a Utah limited liability company (“BayHill”). Details of the LOI may be accessed in the report and exhibits filed with the SEC by the Company on Form 8K.

The proposed transaction is subject to the parties negotiating and executing a definitive stock purchase agreement within sixty days of the signing of the LOI. The terms of the LOI provide for the sale of 15,000,000 shares of restricted Cognigen common stock for a total purchase price of $1,200,000. The purchase price consists of $700,000 in cash and $500,000 in marketable securities. The price per share is $0.08, which currently reflects a 31% premium over the current closing market price of the Cognigen common stock. If the transaction is completed, and the 15,000,000 shares are issued to BayHill, it would become the majority shareholder of Cognigen, holding approximately 59% of Cognigen’s issued and outstanding common stock.

If the proposed transaction is completed as currently proposed, BayHill would nominate three persons to serve as members of Cognigen’s five member board of directors. The reconstituted board intends to appoint new executive officers, including the chief financial officer Gary Cook, who currently serves as Cognigen’s Senior Vice President, Chief Financial Officer and Treasurer, as well as acting president and CEO.

Gary Cook explained the transaction, “It is the intention of the proposed new majority shareholders to eventually spin-off an 81% interest in Cognigen’s agent-network-Internet-enabled core business (“CCB”) and its wholly owned subsidiary, Cognigen Business Systems, Inc. (“CBSi”), by granting an option to purchase those companies to a group of Cognigen shareholders while retaining a 19% interest in both companies. Subject to approval by the SEC, the near term objective for the remaining public entity would be to elect to become a business development company (“BDC”), pursuant to the Investment Company Act of 1940 as amended.

Mr. Cook continued, “The new Cognigen board of directors anticipates organizing a new private corporation, as a wholly owned subsidiary, into which it would transfer the CCB related assets and liabilities. Cognigen would concurrently make an equity investment of $100,000 cash in the new CCB entity and $200,000 cash in its other subsidiary, CBSi.”

The option to purchase an 81% interest in the new CCB entity and CBSi, if negotiated and completed as currently proposed would result in the cancellation of approximately 3,000,000 shares of Cognigen common stock in exchange for the transfer of 81% of the equity of CCB and CBSi, with CCB and CBSi owning most of Cognigen’s existing assets and assuming approximately $900,000 of Cognigen’s debt related to CCB.

BayHill is affiliated with the BayHill Group, LLC, a Utah limited liability company based in Orem, Utah that currently owns 169,732 shares of Cognigen restricted common stock. The BayHill Group has previously served as a consultant to Cognigen.

The LOI also provides for the issuance of additional Cognigen restricted common stock to BayHill as, when and if existing outstanding Cognigen options, warrants and/or preferred shares and/or related undeclared dividends are exercised or converted into shares of Cognigen common stock, with the objective of enabling BayHill to maintain its 59% ownership position in Cognigen.

In connection with the LOI, on June 15, 2007, BayHill made a secured loan to Cognigen in the amount of $100,000, bearing interest at the rate of 10% per annum, convertible into Cognigen common stock or payable in cash at the option of BayHill, upon the terms and conditions specified in the note and security agreement evidencing the loan. BayHill’s loan is secured by a subordinated security interest in all of Cognigen’s assets.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://.www.cognigen.net . Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent-initiated sales, as well as those generated directly off its main website, are fulfilled via proprietary software utilizing the Internet. The Company sells as a master agent or certificated reseller the services of industry leaders such as Time Warner Cable, New Edge Networks, Vinculum Communications, AccuLinq, Inphonic Cellular, ShopForT1-Telarus, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global and UniTel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some forty-four state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 875,000 customers worldwide.

In addition to historical statements, the information set forth herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, the possibility of increased competition, and the possibility that the operations of CBSi will not prove to be successful. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward- looking statements.

Source:	Cognigen Networks, Inc.
Contact:	Gary L. Cook
6405 218th St. SW, Suite 305
Mountlake Terrace, WA 98043-2180
425-329-2315 voice
425-329-2301 fax
Gary@seattle.cognigen.net